[DGS LETTERHEAD]



                                                                    Exhibit 5.1




                               November 5, 1998



Integrated Spatial Information Solutions, Inc.
13119 Professional Drive, Suite 200
Jacksonville, Florida  32225


            Re: Amended Registration Statement on Form S-2 to Registration Statement on Form S-3 (Reg. No. 333-39775)

Ladies and Gentlemen:

            We have acted as counsel for Integrated Spatial Information Solutions, Inc., a Colorado corporation (the "Company") in connection with the preparation of the subject amended Registration Statement on Form S-2 to Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 6,993,380 shares of the Company's common stock, no par value (the "Shares") offered for the account of certain stockholders of the Company.

            This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

            We have examined certain documents, corporate records and other instruments and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

            The following opinions are limited solely to the applicable federal law of the United States of America and the law of the State of Colorado.

Integrated Spatial Information Solutions, Inc.
November 5, 1998
Page 2


            Based upon and subject to the foregoing, we are of the opinion that:

            1. The issuance and sale of the Shares, as provided in the Registration Statement, has been duly and validly authorized by all necessary corporate action of the Company.

            2. The Shares registered as issued and outstanding are, and the Shares registered for resale upon issuance under warrants issued by the Company or upon conversion of shares of the Company's Series A 6% Cumulative Convertible Preferred Stock ("Preferred Stock") when issued in accordance with the terms of their respective warrant agreement or the Preferred Stock, as applicable, will be, legally issued, fully paid and non-assessable shares of capital stock of the Company.

            We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement as the counsel who will pass upon the validity of the securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.


                                Very truly yours,


                                /s/Davis, Graham & Stubbs LLP